Exhibit 99.1

VaxGen to Raise $15 Million Through the Sale of a Portion of
its Interest in Celltrion

BRISBANE, Calif. – September 21, 2005 –VaxGen Inc. (Pink Sheets: VXGN.PK) announced today that it has entered into agreements to raise approximately $15 million in gross proceeds through the sale of a portion of its shares in Celltrion, Inc. to a group of South Korean investors. Celltrion owns and operates a large-scale biopharmaceutical manufacturing operation in South Korea. The transaction will bring VaxGen’s stake in Celltrion to 22.2% from 26.9%.

         “This transaction provides additional capital to VaxGen which, combined with our existing financial resources, will enable us to continue funding progress on our anthrax vaccine and other programs,” said Lance K. Gordon, VaxGen’s President and Chief Executive. “It is non-dilutive to our shareholders and provides VaxGen with cash at a critical point in our growth.”

         Prior to the financing and as of September 19, 2005, VaxGen had $30.2 million in cash, cash equivalents and U.S. government receivables.

         James P. Panek, VaxGen’s Senior Vice President of Manufacturing Operations and Co-CEO of Celltrion, added: “This financing in no way weakens our commitment to Celltrion or our belief in its business prospects, and we intend to remain an active partner in the joint venture.”

         VaxGen expects to receive approximately $10 million in gross proceeds from the transaction this month and the remaining gross proceeds of approximately $5 million by the end of November 2005. Gross proceeds are subject to a 0.5% transfer tax, and net proceeds are subject to exchange rate fluctuations.

         About VaxGen

         VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and Meningitis B. The company has been awarded an $877.5 million U.S. government contract to provide 75 million doses of its recombinant anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and is a shareholder in Celltrion, Inc., a South Korean joint venture established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at: http://www.vaxgen.com.

         About Celltrion

         Established in 2002, Celltrion is one of the world’s largest biopharmaceutical contract manufacturers of therapeutic monoclonal antibodies and recombinant proteins. In June 2005, Celltrion entered into an agreement to manufacture biologic products being developed by Bristol-Myers Squibb Company. The agreement is believed to represent the largest biologics manufacturing contract for an Asian biopharmaceutical contract manufacturer. Celltrion recently completed construction of a 50,000 liter mammalian cell culture facility and initiated an expansion to build an additional 50,000 liters by 2010. Celltrion is headquartered in South Korea in a government-designated Free Economic Zone. This designation has enabled Celltrion to obtain ongoing support from South Korean governmental agencies. The company currently employs 150 people worldwide with a mission to be a leading custom manufacturer of biologics. For more information, please visit Celltrion’s website at http://www.celltrion.com.

         Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, the timing and amount of net proceeds expected to be received through the sale of VaxGen’s stock in Celltrion; VaxGen’s future cash needs; and VaxGen’s ability to remain an active partner in Celltrion. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on March 31, 2005, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Media: Paul Laland Vice President, Public Affairs (650) 624-1041

Investors and Financial Analysts: Lance Ignon Vice President, Corporate Affairs (650) 624-1041